Exhibit 99.28.(n)

JOHNSON MUTUAL FUNDS TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

(As Adopted November 29, 2017)

This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act") by Johnson Mutual Funds Trust (the "Trust") on behalf of those series listed on Schedule A attached hereto (collectively the "Funds" and individually a "Fund"). A majority of the Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act ("Independent Trustees"), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan and any amendments thereto.

1.	GENERAL DESCRIPTION OF CLASSES. Each Fund may offer two classes of shares: Class I and Class F. Each class of shares of a Fund shall represent interests in the same portfolio of investments of that Fund and shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that:

a.	Each class shall have a different designation.

b.	Each class shall bear the expenses as set forth in this Plan.

d.	Each class will have exclusive voting rights with respect to matters that exclusively affect such class.

e.	Each class shall have such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus(es) and statement(s) of additional information of the Funds, as the same may be amended or supplemented from time to time.

2.	SALES CHARGE STRUCTURE.

a.	Class I shares are offered and sold at net asset value, without an initial sales charge.

b.	Class F shares are offered and sold at net asset value, without an initial sales charge.

3.	DISTRIBUTION FEES. The Trust has adopted a Rule 12b-1 Plan pursuant to Rule 12b-1 under the 1940 Act, containing the following terms:

a.	Class I shares are not subject to a distribution fee.

b.	Class F shares are subject to a distribution fee of up to 0.25% of the average daily net assets of the Class F Shares of a Fund.

4.	EXPENSE ALLOCATIONS TO EACH CLASS.

a.	In addition to the distribution fees described above, certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include;

(i)	expenses incurred in connection with a meeting of shareholders;

(ii)	extraordinary non-recurring expenses, including litigation and other legal expenses relating to a specific class;

(iii)	printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

(iv)	expenses of administrative personnel and services required to support the shareholders of a specific class;

(v)	transfer agent fees; and

(vi)	such other expenses incurred by or attributable to a specific class.

b.	All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

c.	Expenses may be waived or reimbursed by a Fund's investment adviser, administrator, distributor or any other provider of services to the Fund or the Trust without the prior approval of the Trustees.

d.	Investment advisory fees, custodial fees and other expenses related to the management of a Fund's assets shall not be allocated on a class-specific basis.

5.	INCOME ALLOCATIONS TO EACH CLASS. Gross income, realized and unrealized capital gains and losses shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

6.	CLASS DESIGNATION. Subject to the approval by the Trustees, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

7.	ADDITIONAL INFORMATION. This Plan is subject to the terms of the then current Prospectus for the applicable class of shares.. The Prospectus for each Fund contains additional information about the Trust’s multiple class structure.

8.	PERIODIC REVIEW. The Trustees shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

9.	EFFECTIVE DATE. This Plan is effective as of November 29, 2017 with respect the Funds and classes of shares listed on Schedule A hereto. This Plan shall not become effective with respect to any future Fund or any future class of shares of a Fund unless first approved by a majority of the Trustees, including a majority of the Independent Trustees.

10.	AMENDMENT AND TERMINATION. This Plan may not be amended materially unless the Trustees, including a majority of the Independent Trustees, has found that the proposed amendments, including any proposed change to the expense allocation, is in the best interest of each class and Fund and the Trust as a whole. Such finding shall be based on information furnished to the Trustees that the Trustees deem reasonably necessary to evaluate the proposed amendment. This Plan may be terminated at any time with respect to the Trust or any Fund or class thereof by a majority of the Trustees, including a majority of the Independent Trustees.

SCHEDULE A

TO THE

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

Name of Fund	Class I	Class F
Johnson Institutional Short Duration Bond Fund	X	X
Johnson Institutional Intermediate Bond Fund	X	X
Johnson Institutional Core Bond Fund	X	X